Exhibit 16

[Deloitte letterhead]

April 14, 2008
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C.   20549-7561

Dear Sirs/Madams:

We have read Item 4 of Stifel Financial Corp.'s Form 8-K dated April 14, 2008, and have the following comments:

1.         We agree with the statements made in (a).

2.         We have no basis on which to agree or disagree with the statements made in (b).

Yours truly,

/s/ Deloitte & Touche LLP